Exhibit 21.1

Subsidiaries of Schneider National, Inc.

1.	Schneider Enterprise Resources, LLC, a Wisconsin limited liability company

2.	Schneider Transport, Inc., a Wisconsin corporation

3.	Schneider National Bulk Carriers, Inc., a Louisiana corporation

4.	Schneider National Carriers, Inc., a Nevada corporation

5.	Schneider Specialized Carriers, Inc., a North Dakota corporation

6.	Schneider National Leasing, Inc., a Nevada corporation

7.	Schneider Logistics, Inc., a Wisconsin corporation

8.	Schneider Finance, Inc., a Wisconsin corporation

9.	Schneider Logistics Transloading and Distribution, Inc., a Wisconsin corporation

10.	Schneider Logistics Transportation, Inc., a Louisiana corporation

11.	Schneider National Carriers, Ltd., a Canadian limited company (Ontario)

12.	INS Insurance, Inc., a Vermont corporation

13.	Schneider Resources, Inc., a Wisconsin corporation

14.	Schneider Receivables Corporation, a Delaware limited liability company

15.	Schneider IEP, Inc., a Wisconsin corporation

16.	Schneider International Operations, LLC, a Wisconsin limited liability company

17.	Schneider Logistics Canada, Ltd., a Canadian limited company (Ontario)

18.	Watkins and Shepard Trucking, Inc., a Montana corporation

19.	Watkins and Shepard Leasing LLC, a Montana limited liability company

20.	Lodeso Inc., a Michigan corporation

21.	Schneider National de Mexico, S.A. de C.V., a Mexican Sociedad Anónima de Capital Variable

22.	Servicios Dedicados Express, S.A. de C.V., a a Mexican Sociedad Anónima de Capital Variable

23.	Schneider Leasing de Mexico S. de R.L de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable

24.	4488 International Holding Company Limited, a West Indies limited company (Barbados)

25.	Schneider Logistics (Tianjin) Co., Ltd., a Chinese limited company